Exhibit 23.02
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Federal Income Tax Aspects” and “Certain Legal Matters” in this Registration Statement, as filed with the United States Securities and Exchange Commission on or about November 19, 2009, and the related Prospectus of Quadriga Superfund, L.P.
/s/ Sidley Austin LLP
November 19, 2009
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships